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Q:\LEGAL\WPDOC2\NSAR\2002\FFTFIF-77M2002.doc
NAME OF REGISTRANT
Franklin Federal Tax-Free Income Fund
File No. 811-3395

EXHIBIT ITEM No. 77M:    Mergers

Pursuant to a Plan of Reorganization by and between FTI Funds, a business trust created under the laws of the Commonwealth of Massachusetts, and Franklin Federal Tax-Free Income Fund, a business trust created under the laws of the Commonwealth of Massachusetts, FTI Bond Fund, will convey, transfer and deliver to the Franklin Investors Securities Trust, at the closing provided for in Section 3, all of its then-existing assets. The Agreement and Plan of Reorganization was made on February 25, 2002 and can be found in full, with exhibit No. 77q(g).